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                                                Exhibit 99.15

                           [Prime Letterhead]

                                                CONFIDENTIAL

                                                May 6, 1997
Atlas Copco AB
S-105 23
Stockholm, Sweden

Dear Sirs:

   In connection with your consideration of a possible transaction with Prime Service, Inc. (the "Company") or its shareholders (the majority of the outstanding shares of the Company being owned or controlled by Investcorp, S.A., and its affiliates who are represented for purposes of this letter by Investcorp International, Inc. ("Investcorp")), you have requested certain information relating to the Company which is either non-public, confidential or proprietary in nature, including, without limitation, financial, engineering, technical, legal, title, commercial, environmental, acquisition and other business planning, budgetary, and other information. Such information, in whole or in part, together with any analyses, computations, studies or other documents prepared by you, or your Representatives (as defined below), which contain or otherwise reflect such information is hereafter referred to as the "Information."

   In consideration of the Company furnishing you with the Information, it is agreed as follows:

   1. The Information will be kept confidential and shall not, except as otherwise provided in this letter, without the prior written consent of the Company and Investcorp, be disclosed by you, your affiliated corporations, representatives, agents, bankers, financial advisors, employees or attorneys, in any manner whatsoever, in whole or in part, and shall be used by you and your affiliated corporations, representatives, agents, directors, officers, affiliates, employees and attorneys (collectively "Representatives") solely for the purpose of considering a negotiated transaction with the Company and Investcorp. Moreover, you agree to transmit the Information only to your Representatives who need to know the Information for purposes of providing assistance in evaluating the Company, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms of this Agreement. You shall be responsible


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Atlas Copco AB                                             May 6, 1997

to the Company and Investcorp for any breach of this Agreement by any of your Representatives and agree to take precautions deemed by you to be reasonably effective, contractual or otherwise, to prevent unauthorized use or disclosure of the Information.

   2. If you determine that you do not wish to proceed with a transaction with the Company, you will advise the Company and Investcorp promptly. In the event discussions concerning a possible transaction are terminated by any party hereto (i) the Information and all copies thereof (except for (x) the portion of the Information which consists of analyses, compilations, studies or other documents prepared by you or your Representatives, (y) a copy of this letter or (z) a log of communications regarding the discussions to be retained solely for record keeping purposes) will be returned to the Company promptly upon the Company's request and no copies thereof shall be retained and (ii) that portion of the Information which consists of analyses, compilations, studies or other documents prepared by you or your Representatives will be destroyed. Such destruction will be confirmed in writing at the Company's request. No such termination of discussions, or return or destruction of Information, will affect your obligations, or those of your Representatives, under this Agreement.

   3. In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, you will provide the Company and Investcorp with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy. If such a protective order or remedy is not obtained, or should the Company and Investcorp waive compliance with the provisions of this Agreement, you will furnish only that portion of the Information which is legally required and will exercise all reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

   4. For a period of two (2) years from the date of this letter, no party hereto will make any disclosure of the discussions or terms which are the subject of this Agreement, or the termination thereof, without the prior written consent of the other parties, except as required by law and on prior written notice to the other parties hereto. No party will disclose, or allow any disclosure to persons other than their respective Representatives (and then only to the extent described in paragraph 1), that: (i) the Information has been made available to you or your Representatives; (ii) you or your Representatives have received or inspected any Information; (iii) you or your Representatives may be considering a possible transaction with the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof; or (iv) you or your Representatives have had, are having or propose to have any discussions or negotiations with respect thereto.

   5. The term "Information" does not include information that:
      (a) becomes generally available to the public other than as a result of a disclosure by you or anyone who receives the Information directly or indirectly through you;

      (b) can be demonstrated by written evidence to have been available to you on a non-confidential basis prior to its disclosure to you by the Company; or

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Atlas Copco AB                                             May 6, 1997

      (c) becomes available to you on a non-confidential basis from a source, other than the Company, who is not reasonably known to you to be bound to the Company to keep such information confidential.

   6. The discussion and exchange of Information contemplated hereby shall neither obligate any party to continue negotiations with the other parties nor obligate the parties to reach or execute any agreement with respect to any transaction. Furthermore, except as otherwise expressly provided in this letter (including, without limitation, in Sections 1, 2, 3, 4, 7, 10, 11 and
12), no party shall incur any liability to any other party by reason of the discussions, exchange of Information or negotiations had or to be had hereunder, or the termination thereof.

   7. In addition, you hereby acknowledge that you are aware, and that you will advise your Representatives who receive the Information, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

   8. You understand and acknowledge that neither the Company nor Investcorp is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information. Neither the Company, nor Investcorp, nor any of their respective affiliates, officers, directors, employees, agents or controlling persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) shall have any liability to you or any other person resulting from your use of the Information.

   9. Neither you nor the Company or Investcorp shall be committed in any way to proceed with any transaction involving you and the Company, or any matters related thereto, unless and until a formal agreement with respect thereto is executed by you and duly authorized officers of the Company.

   10. For a period of one year from the date of this letter, you shall not, directly or indirectly (and you shall cause any person or entity controlled by you not to), without the prior written consent of the Board of Directors of the Company: (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the Company or any of its affiliates (except in the ordinary course of business), (ii) propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage or facilitate any other persons in connection with any of the foregoing.

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Atlas Copco AB                                             May 6, 1997

Those of your Representatives whom you have informed of the subject matter of this Agreement shall not, after having been so informed, engage in any of the actions or conduct prohibited by this Section 10. You also agree during such period that you and your Representatives will not directly or indirectly take any action (including a publicly disclosed request that the Company (or its representatives) amend or waive any provision of this paragraph) which might require the Company or any of its affiliates to make a public announcement regarding the possibility of a merger, consolidation, business combination or other similar transaction.

   11. You also agree that, without the prior written consent of the Company and Investcorp, you will not for a period of two years from the date of this letter, directly or indirectly, (i) solicit for employment or employ any executive officer of the Company, (ii) solicit for employment or employ any other person who is now employed by the Company or any of its subsidiaries and who is identified by you as a result of your evaluation or otherwise in connection with a possible transaction with the Company provided, however, that you shall not be prohibited from employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you, or (iii) initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the business, operations, prospects or finances of the Company. Unless otherwise agreed to by the Company and Investcorp in writing, all communications regarding any possible transaction, any request for additional information or any request for facility tours or management meetings shall be submitted to the Company through agents specifically designated by the Company and Investcorp for such purposes.

   12. You agree that the Company and Investcorp, or either of them, shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Confidentiality Agreement, in addition to all other remedies available to the Company or Investcorp at law or in equity. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the City of New York for any actions, suits or proceedings arising out of or relating to this Confidentiality Agreement and the transactions contemplated hereby and you agree not to commence any action, suit or proceedings relating thereto except in such courts.

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Atlas Copco AB                                             May 6, 1997

   If the terms of this letter are acceptable to you, please indicate your agreement thereto by signing the enclosed copy of this letter at the place indicated below and returning the original to us by overnight delivery and facsimile.

Very truly yours,

PRIME SERVICE, INC.                    INVESTCORP INTERNATIONAL, INC.

By: /s/ Thomas E. Bennett              By: /s/ Christopher J. O'Brien
   -------------------------              ---------------------------
   Thomas E. Bennett
   President and CEO

Agreed to by:

ATLAS COPCO AB

By: /s/
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Title:
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